                                                                 [ORMAT(R) LOGO]

PRESS RELEASE

FOR IMMEDIATE RELEASE
Ormat Technologies Contact:   Investor Relations Contact
Dita Bronicki                 Jeff Corbin/Todd Fromer
CEO and President             KCSA Worldwide
+1-775-356-9029               212-896-1214/212-896-1215
DBRONICKI@ORMAT.COM           JCORBIN@KCSA.COM / TFROMER@KCSA.COM

              ORMAT TECHNOLOGIES, INC. REPORTS FOURTH QUARTER 2005
                              AND YEAR-END RESULTS

        Record Revenues of $238.0 Million for the year ended 2005 an 8.6%
                               increase over 2004;

  Operating Income increases 2.3% to $63.9 Million in 2005 from $62.4 Million;

          Company announces quarterly cash dividend of $0.03 per share

SPARKS, NEVADA, MARCH 7, 2006 -- ORMAT Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December
31, 2005. For the fourth quarter, total revenues were $58.8 million as compared to $56.2 million for the same period in 2004, an increase of 4.5%.

Electricity segment revenues for the fourth quarter were $43.1 million, an increase of 8.4% as compared to $39.8 million during the same period in 2004.
The increase in revenues was primarily attributed to higher energy rates for power supplied under the power purchase agreement for the Puna project.

Net loss for the quarter ended December 31, 2005 was $(5.1) million or $(0.16)
per share of common stock as compared with net income of $4.7 million or $0.17 per share of common stock during the same period in 2004. The Company's net loss in the fourth quarter was attributable to the Company's decision to refinance the debt of the Heber project provided under a Credit Agreement with Beal Bank, in order to reduce the Company's future interest expense, which will have a positive effect on future earnings and cash flows. As a result, the Company incurred a one-time, non-recurring charge of $16.6 million ($10.3 million after-tax). There were 31.6 million weighted average shares outstanding during the fourth quarter of 2005 and 28.0 million during the same period in 2004.

For the quarter ended December 31, 2005, the Company's gross margin was 36.4%
compared to 35.3% during the same period in 2004. Operating income for the quarter ended December 31, 2005 was $13.8 million as compared with $14.3 million for the same period in 2004. The reduction in operating income is primarily attributed to an increase in operating expenses necessary to meet compliance with Sarbanes-Oxley, net lease expense related to the Puna refinancing, and an increase in research and development costs. Operating income for the quarter ended December 31, 2004, includes a non-recurring gain of $0.9 million related to the sale of certain geothermal asset.

Adjusted EBITDA for the quarter ended December 31, 2005 was $26.2 million as compared with $26.7 million for the same period in 2004. Adjusted EBITDA includes consolidated EBITDA and the Company's share in the operating income and depreciation and amortization totaling $3.4 million and $3.8 million for the quarters ended December 31, 2005 and 2004, respectively, related to the
Company's unconsolidated investment interest of 50% in the Mammoth project in
California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

For the year ended December 31, 2005, total revenues were $238.0 million, an
8.6% increase over total revenues of $219.2 million for the year ended December
31, 2004. Net income for the year ended December 31, 2005 was $15.2 million or
$0.48 per share of common stock as compared with $17.8 million or $0.72 per share of common stock for the year ended December 31, 2004. The reduction in net income in the year ended December 31, 2005 was attributable to the Company's decision to refinance the debt of the Heber project provided under a Credit
Agreement with Beal Bank, in order to reduce the Company's future interest expense, which will have a positive effect on future earnings and cash flows. As a result, the Company incurred a one-time, non-recurring charge of $16.6 million
($10.3 million after-tax). There were 31.6 million weighted average shares outstanding during 2005 and 24.8 million during 2004.

For the year ended December 31, 2005, the Company's gross margin was 37.5%
compared to 37.9% for the year ended December 31, 2004. Operating income for the year ended December 31, 2005, was $63.9 million as compared with $62.4 million for the same period in 2004, an increase of 2.3%.

Adjusted EBITDA for the year ended December 31, 2005, was $115.2 million as compared with $109.6 million for the year ended December 31, 2004. Adjusted
EBITDA includes consolidated EBITDA and the Company's share in the operating income and depreciation and amortization totaling $16.5 million and $14.6 million for the years ended December 31, 2005 and 2004, respectively, related to the Company's unconsolidated investment interest of 50% in the Mammoth project in California and 80% in the Leyte project in the Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

As of December 31, 2005, the Company had cash, cash equivalents and marketable securities, net of short-term bank credit of $66.5 million compared to $125.9 million as of December 31, 2004. The decrease in the Company's cash position was principally due to the combination of capital expenditures and the repayment of long-term debt, primarily offset by an increase of $83.0 million as a result of the Puna refinancing in May and December 2005.

On March 7, 2006, Ormat's Board of Directors approved the payment of a quarterly cash dividend of $0.03 per share pursuant to the Company's dividend policy, which targets an annual payout ratio of at least 20% of the Company's net income, subject to Board approval. Although the Company suffered a loss in the fourth quarter, the Board approved a dividend payment that is equal to the dividend paid in the previous quarter. The Company expects that this loss will be compensated in future periods by lower interest expenses. The dividend will be paid on April 4, 2006 to shareholders of record as of the close of business on March 28, 2006. The Company expects to pay a dividend of $0.04 per share, in the next three quarters as well.

Commenting on the results, Dita Bronicki, President and Chief Executive Officer
of Ormat said, "2005 was a successful and defining year for Ormat. Our results were in-line with our expectations and we met and exceeded important operational goals including the completion of enhancements and additional construction at several of our major projects. We also completed our first full year as a public company and celebrated our 40th anniversary in the renewable energy business."

"We continued to benefit from higher prices paid for electricity produced in
Puna, and we further extended our organic growth momentum, increasing our net ownership interest in generating capacity by 21 MW. Included in this total are
13 MW attributable to the Burdette geothermal power plant in Nevada, a new plant that came online this past November, and 8 MW resulting from improvements to
Ormat's existing geothermal projects."

Ms. Bronicki continued, "Accomplishments in our recovered energy generation and products segments complemented our success in electricity. During the year, we announced several key contract wins including a new geothermal power plant in the Azores. More importantly, we announced several new orders and power purchase agreements for Recovered Energy Generation, including a new order from a western
Canada pipeline company and an order from a cement plant in India. We also entered into two recovered energy agreements for electricity generated from recovered energy plants that Ormat is constructing along pipelines in the
Midwestern United States and Washington State, respectively.

"In January 2006, we reached an agreement with the U.S. Navy for the use of their geothermal property for the construction of a new geothermal facility.
This agreement, together with other leases that we secured during the year, increased the base upon which we will increase the pace of our organic growth beyond 2007."

Commenting on the outlook for 2006, Ms. Bronicki said, "We expect to complete construction of Desert Peak 2 in Nevada and Amatitlan in Guatemala, which together will add 35 MW to our electricity business. We also expect to add an additional 24 MW from enhancements to Mammoth, Ormesa and Galena. Additionally, we have commenced construction on the 22 MW OREG 1 project, the recovered energy project located along a Midwestern pipeline. These enhancements and construction projects represent a robust addition to our overall business and serve to further strengthen our foothold in the renewable energy sector."

"We expect our 2006 electricity segment revenue to be approximately $195 million. We also expect an additional $18 million of revenue from our share of electricity revenue generated by subsidiaries which are accounted for under the equity method. With regard to our products segment, we currently expect that our
2006 revenue will be between $60 million and $70 million."

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.S.T. on Wednesday,
March 8, 2006. The call will be available as a live, listen-only webcast at
www.ormat.com . A 30-day archive of the webcast will be available approximately
2 hours after the conclusion of the live call. To listen to a replay, please call 1-877-519-4471 in the United States and Canada and 1-973-341-3080 for
international callers and utilize code 7028002.

ABOUT ORMAT TECHNOLOGIES

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently has operations in the United States, Israel, the
Philippines, Guatemala, Kenya, and Nicaragua.

SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in the Company's Annual Report on
Form 10-K/A filed with the Securities and Exchange Commission on April 12, 2005
and Form S-3 filed with the Securities and Exchange Commission on January 17,
2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT NON - GAAP FINANCIAL MEASURES

This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc.
believes that adjusted EBITDA provides meaningful supplemental information that both management and investors benefit from in assessing Ormat Technologies'
ability to service and/or incur debt.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED DECEMBER 31,   YEAR ENDED DECEMBER 31,
                                                          -------------------------------   -----------------------
                                                                  2005       2004               2005       2004
                                                                --------   --------           --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues:
   Electricity:
      Energy and capacity                                       $ 24,966   $ 17,900           $104,975   $100,281
      Lease portion of energy and capacity                        17,600     21,913             70,963     58,550
      Lease income                                                   572         --              1,431         --
                                                                --------   --------           --------   --------
         Total electricity                                        43,138     39,813            177,369    158,831
   Products                                                       15,643     16,428             60,623     60,399
                                                                --------   --------           --------   --------
         Total revenues                                           58,781     56,241            237,992    219,230
                                                                --------   --------           --------   --------

Cost of revenues:
   Electricity:
      Energy and capacity                                       $ 16,996   $ 16,889             70,328     63,300
      Lease portion of energy and capacity                         8,132      7,178             30,215     26,442
      Lease expense                                                1,229         --              3,072         --
                                                                --------   --------           --------   --------
         Total electricity                                        26,357     24,067            103,615     89,742
   Products                                                       11,053     12,306             45,236     46,336
                                                                --------   --------           --------   --------
         Total cost of revenues                                   37,410     36,373            148,851    136,078
                                                                --------   --------           --------   --------
         Gross margin                                             21,371     19,868             89,141     83,152

Operating expenses (income):
   Research and development expenses                               1,165        622              3,036      2,175
   Selling and marketing expenses                                  2,083      2,174              7,876      7,769
   General and administrative expenses                             4,330      3,614             14,320     11,609
   Gain on sale of geothermal resource rights                         --       (845)                --       (845)
                                                                --------   --------           --------   --------
         Operating income                                         13,793     14,303             63,909     62,444
Other income (expense):
   Interest income                                                 1,053        821              4,308      1,316
   Interest expense                                              (26,506)   (11,573)           (55,317)   (42,785)
   Foreign currency translation and
      transaction losses                                            (374)       443               (439)      (146)
   Other non-operating income                                        347       (109)               512        112
                                                                --------   --------           --------   --------
         Income (loss) before income taxes, minority
            interest, and equity in income of investees          (11,687)     3,885             12,973     20,941
Income tax benefit (provision)                                     4,921       (455)            (4,690)    (6,609)
Minority interest in earnings of subsidiaries                         --         --                 --       (108)
Equity in income of investees                                      1,623      1,319              6,894      3,567
                                                                --------   --------           --------   --------
         Net income (loss)                                        (5,143)     4,749             15,177     17,791
                                                                ========   ========           ========   ========
         Basic and diluted earnings (loss) per share:           $  (0.16)  $   0.17           $   0.48   $   0.72
                                                                ========   ========           ========   ========
         Weighted average number of shares outstanding            31,563     27,969             31,563     24,806
                                                                ========   ========           ========   ========

ORMAT TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND 2004

                                                                                DECEMBER 31,
                                                                         ---------------------------
                                                                               2005       2004
                                                                             --------   --------
                                                                         (IN THOUSANDS, EXCEPT SHARE
                                                                            AND PER SHARE AMOUNTS)

ASSETS
Current assets:
   Cash and cash equivalents                                                 $ 26,976   $ 36,750
   Marketable securities                                                       43,560     89,166
   Restricted cash, cash equivalents and marketable securities                 36,732      3,676
   Receivables:
      Trade                                                                    33,515     26,913
      Related entities                                                            524      2,413
      Other                                                                     2,629      1,816
   Inventories, net                                                             5,224      6,046
   Costs and estimated earnings in excess of
      billings on uncompleted contracts                                         8,883      3,164
   Deferred income taxes                                                        1,663      1,001
   Prepaid expenses and other                                                   3,256      2,377
                                                                             --------   --------
         Total current assets                                                 162,962    173,322
Restricted cash, cash equivalents and marketable securities                        --     19,339
Unconsolidated investments                                                     47,235     48,818
Deposits and other                                                             13,489     13,759
Deferred income taxes                                                           5,376      3,044
Property, plant and equipment, net                                            491,835    466,826
Construction-in-process                                                       128,256     60,177
Deferred financing and lease costs, net                                        17,412     15,873
Intangible assets, net                                                         47,915     48,930
                                                                             --------   --------
         Total assets                                                        $914,480   $850,088
                                                                             ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term bank credit                                                    $  3,996   $     --
   Accounts payable and accrued expenses                                       50,048     37,565
   Billings in excess of costs and estimated
      earnings on uncompleted contracts                                        12,657      6,139
   Current portion of long-term debt:
      Limited and non-recourse                                                  2,888      8,295
      Full recourse                                                             1,000     24,361
      Senior secured notes (non-recourse)                                      23,754      6,090
   Due to Parent, including current portion of notes payable to Parent         32,003     40,531
                                                                             --------   --------
         Total current liabilities                                            126,346    122,981
Long-term debt, net of current portion:
   Limited and non-recourse                                                    11,252    159,370
   Full recourse                                                                2,000      3,000
   Senior secured notes (non-recourse)                                        324,645    183,399
Notes payable to Parent, net of current portion                               140,162    171,809
Other liabilities                                                               1,309      1,389
Deferred lease income                                                          81,569         --
Deferred income taxes                                                          22,004     18,368
Liabilities for severance pay                                                  11,409     11,129
Asset retirement obligation                                                    11,461     10,665
                                                                             --------   --------
              Total liabilities                                               732,157    682,110
                                                                             --------   --------
Minority interest in net assets of subsidiaries                                    64         64
                                                                             --------   --------
Stockholders' equity:
   Common stock, par value $0.001 per share; 200,000,000 shares
      authorized; 31,562,496 shares issued and outstanding                         31         31
   Additional paid-in capital                                                 124,008    124,008
   Unearned stock-based compensation                                             (153)      (244)
   Retained earnings                                                           55,824     44,441
   Accumulated other comprehensive income (loss)                                2,549       (322)
                                                                             --------   --------
         Total stockholders' equity                                           182,259    167,914
                                                                             --------   --------
         Total liabilities and stockholders' equity                          $914,480   $850,088
                                                                             ========   ========

ORMAT TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN THOUSANDS)

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA includes The Company's share in operating income, depreciation and amortization of its equity investments in the Mammoth and Leyte projects. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company's ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the
United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. The following table reconciles net income to
EBITDA and adjusted EBITDA, for the three and twelve month periods ended
December 31, 2005 and 2004:

                                                        THREE MONTHS ENDED DECEMBER 31,   YEAR ENDED DECEMBER 31,
                                                        -------------------------------   ----------------------
                                                                 2005      2004              2005       2004
                                                               -------   -------           --------   --------

Net income (loss)                                              $(5,143)  $ 4,749           $ 15,177   $ 17,791
Adjusted for:
   Equity in income of investees                                (1,623)   (1,319)            (6,894)    (3,567)
   Interest expenses, net (including amortization
      of deferred financing costs)                              25,827    10,309             51,448     41,615
   Other non-operating income                                     (347)      109               (512)      (112)
   Income tax provision                                         (4,921)      455              4,690      6,609
   Minority interest in earnings of subsidiaries                    --        --                 --        108
   Depreciation and amortization                                 8,938     8,657             34,799     32,591
                                                               -------   -------           --------   --------
EBITDA                                                          22,731    22,960             98,708     95,035
Equity in income of Mamoth-Pacific and Ormat Leyte               1,844     1,166              6,478      2,897
Depreciation, amortization, interest and income taxes
   attributable to our equity in Mammoth-Pacific
   and Ormat Leyte                                               1,603     2,600             10,031     11,698
                                                               -------   -------           --------   --------
ADJUSTED EBITDA                                                $26,178   $26,726           $115,217   $109,630
                                                               =======   =======           ========   ========